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                                                                    EXHIBIT 99


                                                      FOR IMMEDIATE RELEASE

CONTACT:

Elliot Konopko
Vernitron Corporation
(212) 593-7900

            VERNITRON CORPORATION CHANGES NAME TO AXSYS TECHNOLOGIES, INC.
                     COMMON STOCK WILL TRADE UNDER SYMBOL "AXYS"


    New York, New York, December 3, 1996 - Vernitron Corporation (NASDAQ: VRNT) announced today that, effective Wednesday, December 4, 1996, it will change its name to Axsys Technologies, Inc. The Company recently completed the acquisition of Speedring Systems, Inc., Speedring, Inc. and Lockheed Martin Beryllium Corporation, and has changed its name to reflect its increased emphasis on designing and manufacturing systems for the precision optical scanning and positioning markets resulting from the acquisitions.

    The recent acquisitions advance the Company's strategy of expanding its participation in the high growth segments of the precision optical and positioning markets. The Speedring companies give Axsys an important position in laser scanning, forward looking infrared (FLIR) and commercial space optical products. The acquisition of Lockheed Martin Beryllium Corporation will enable Speedring, Inc. to increase its sale of FLIR and commercial space optical products. The Company also manufactures and distributes electrical connectors, precision bearings and other precision components.

    Stephen W. Bershad, Chairman of the Board and Chief Executive Officer of the Company, said, "While we intend to continue to grow our precision bearing and connector operations, the area that provides the greatest opportunity to capitalize on our proprietary capabilities is precision optical and positioning systems. The acquisitions, together with our Motion Control Group, will strengthen our ability to address the needs for precision optical and positioning systems of end users in the space, semiconductor capital equipment, instrumentation and digital imaging markets."

    The Company's Common Stock is currently quoted on the NASDAQ Small-Cap Market under the symbol "VRNT". Effective the opening of business on December 4, 1996, the Common Stock will be quoted under the symbol "AXYS".

    Axsys Technologies is a leading supplier of precision optical and positioning components and sub-systems. The Company also manufactures and distributes electrical connectors, precision bearings and other precision components.